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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           Information to be included in Statements filed pursuant to
                    Rules 13d-1(b)(c), and (d) and Amendments
                     thereto filed pursuant to Rule 13d-2(b)
                             (Amendment No. _____)*

                                 CYBERGOLD, INC.
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                                (Name of Issuer)

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                                  Common Stock
                         (Title of Class of Securities)

                                   23246N 10 5
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                                 (CUSIP Number)

                                    12/31/99
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             (Date of Event which Requires Filing of this Statement)


Check the appropriate space to designate the rule pursuant to which this
Schedule is filed:

                   [ ]  Rule 13d-1(b)
                   [ ]  Rule 13d-1(c)
                   [x]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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                                  SCHEDULE 13G

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CUSIP No. 23246N 10 5                                          Page 2 of 5 Pages
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    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           A. Nathaniel Goldhaber     ###-##-####
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    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [ ]

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    3      SEC USE ONLY


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    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
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                       5     SOLE VOTING POWER
    NUMBER OF
                             4,825,773
      SHARES
                    ------------------------------------------------------------
                       6     SHARED VOTING POWER
   BENEFICIALLY
                             N/a
     OWNED BY
                    ------------------------------------------------------------
                       7     SOLE DISPOSITIVE POWER
       EACH
                             4,825,773
    REPORTING
                    ------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER
      PERSON
                             N/a
       WITH
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    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,825,773   [1]
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   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [ ]

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   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           25.0%
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   12      TYPE OF REPORTING PERSON*

           IN
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        [1] Includes 560,000 shares transferred to minor children of Mr.
Goldhaber pursuant to The California Uniform Gift to Minors Act. Mr. Goldhaber disclaims beneficial ownership.



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SCHEDULE 13G


ITEM 1.

               (a)      Name of Issuer:

                        Cybergold, Inc.

               (b)      Address of Issuer's Principal Executive Offices:

                       1330 Broadway, Suite 1200

                       Oakland, CA  94612

ITEM 2.

               (a)      Name of Person Filing:       A. Nathaniel Goldhaber



               (b)      Address of Principal Business Officer or, if none,
                        Residence:

                        1330 Broadway, Suite 1200

                        Oakland, CA  94612



               (c)      Citizenship: USA



               (d)      Title of Class of Securities: Common stock



               (e)      CUSIP Number:  23246N 10 5



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS:

               (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

               (b) [ ] Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).

               (c) [ ] Insurance company as defined in section 3(a) (19) of the Act (15 U.S.C. 78c).



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               (d)     [ ] Investment Company registered under section 8 of the
                       Investment Company Act of 1940 (15 U.S.C. 80a-8).

               (e) [ ] An investment adviser in accordance with Rule 13d-1(b) (1) (ii) (E);

               (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b) (1) (ii) (F);

               (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b) (1) (ii) (G);

               (h) A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

               (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c) (14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

               (j)     [ ] Group, in accordance with Rule 13d-1(b) (1) (ii)
                       (J).

               If this statement is filed pursuant to Rule 13d-1 (c), check this box. [ ]

                            All above not applicable

ITEM 4.        OWNERSHIP.

               (a)     Amount Beneficially Owned: 4,825,773 [1]

               (b)     Percent of Class: 25.0%

               (c)     Number of shares as to which such person has:

                       (i)    Sole power to vote or to direct the vote:  100%

                       (ii)   Shared power to vote or to direct the vote: n/a

                       (iii) Sole power to dispose or to direct the disposition of: 100%

                       (iv) Shared power to dispose or to direct the disposition of: n/a

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               N/a

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               N/a

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               N/a



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ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               N/a

ITEM 9.        NOTICE OF DISSOLUTION OF THE GROUP.

               N/a

ITEM 10.       CERTIFICATION.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                            Date:  _____________


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                                                         (Signature)


                                            ------------------------------------
                                                           (Name)


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                                                          (Title)



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